Exhibit 10.4

First Amendment to Engagement Letter Agreement

This First Amendment to that certain Letter Agreement (defined below) is dated March 26, 2025 (this “First Amendment”), and is entered into by and between Madison Global Partners, LLC (“Madison”) and authID Inc., a Delaware corporation (the “Company,” and together with Madison, the “Parties”, and each, a “Party”).

WHEREAS, the Parties previously entered into that certain Engagement Letter Agreement, dated March 12, 2025 (the “Letter Agreement ”);

WHEREAS, the Parties hereto desire to further amend the Letter Agreement in this First Amendment on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this First Amendment have the respective meanings assigned to them in the Letter Agreement.

2. Amendments to the Letter Agreement. The Letter Agreement is hereby amended or modified as follows:

(a) Paragraph 1 of the Letter Agreement is hereby deleted in its entirety and replaced with following:

This letter agreement (the “Agreement”) shall confirm the engagement of Madison Global Partners, LLC, a FINRA member (the “Advisor”) as Co-Placement Agent during the Term as further described in the Engagement Agreement between Dominari Securities LLC and authID Inc, (the “Dominari Agreement”) to perform the corporate finance advisory and related services provided for herein. The Company, as defined herein, shall include authID Inc., its subsidiaries, affiliates and any entities it may form, merge into, be acquired by, or invest in. Unless this Agreement is cancelled by either party pursuant to the terms hereof, the term of this Agreement shall run from the date of receipt by Advisor of the Company’s signed acceptance of this Agreement, until six (6) months thereafter, and will then automatically extend on a month-to-month basis thereafter (“Term”). Additionally, the Advisor represents and warrants that it is a registered broker-dealer under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). This Agreement may be terminated by either party as provided in the paragraph entitled “Termination of Agreement”.

(b) Section X of the Letter Agreement is amended to include the following sentence at the end of the paragraph:

Notwithstanding the foregoing, the Advisor shall also be entitled to a cash fee of three (3) percent and warrants to purchase three (3) percent of the securities offered in the offering by the Company for any financing deal the Company consummates with Dominari Securities LLC, with respect to the gross proceeds of investment by investors introduced to the Company by Dominari Securities, LLC from the date hereof through Dominari Securities LLC’s ROFR period. The Company acknowledges that Dominari Securities LLC and any party introduced by Dominari Securities LLC shall be considered a Covered Party as defined by the Letter Agreement as referenced above, and, if Dominari Securities LLC acts as financial advisor to Company with respect to a transaction which is consummated as described in Section 5(a) of the Dominari Agreement (“M&A Transaction”), with a party that is introduced by Dominari Securities LLC, or by the Advisor, the Advisor will be entitled to fees that are equal to three percent (3%) of the Transaction Value. The “Transaction Value” is defined as total value of all property (real or personal), cash, securities, or other benefits received, or receivable, by the Company or its officers, directors or shareholders pursuant to the M&A Transaction, including without limitation, the aggregate of all amounts payable pursuant to any warrants, options, stock appreciation rights, convertible or straight securities, stock purchase rights, whether or not vested, or pursuant to any employment agreements, consulting agreements, debt assumed, earn-out or contingent payment rights, or other similar agreements, arrangements or understandings. Property shall be valued at the fair market value thereof as agreed to by the parties hereto or if the parties are unable to agree, as determined by a mutually acceptable independent appraiser, the cost of which shall be borne by the Company. Securities which are publicly traded shall be valued at the closing price of such securities as reported on a national exchange, or if not so listed or quoted, the average of the closing bid and ask prices for the last day prior to the closing date of such transaction; if the securities are not so listed or quoted, the securities shall be valued in the same manner as property described above. All debt instruments or evidences thereof and all amounts payable to shareholders pursuant to any employment agreements, consulting agreements, covenants not to compete, earn-out or contingent payment rights or other similar agreements, arrangements or understanding shall be valued at the aggregate amount payable thereunder, whether such payments are absolute or contingent, and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof.

3. Miscellaneous.

(a) This First Amendment is governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions of such State, and further as set forth in Section XI of the Letter Agreement.

(b) The headings in this First Amendment are for reference only and do not affect the interpretation or validity of this First Amendment.

(c) This First Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this First Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this First Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Madison Global Partners, LLC

By:	/s/ David S. Kaplan
Name:	David S. Kaplan
Title:	Managing Partner

authID Inc.

By:	/s/ Rhoniel A. Daguro
Name:	Rhoniel A. Daguro
Title:	Chief Executive Officer

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